UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)


                       Partner Communications Company Ltd.
                                (Name of Issuer)



               Ordinary Shares (par value New Israeli Shekel 0.01)

                         (Title of Class of Securities)



                                    70211M109
                                 (CUSIP Number)

                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]  Rule 13d-1(b)
         [  ]  Rule 13d-1(c)
         [X ] Rule 13d-1(d)

          CUSIP No. 70211M109                       13G



1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dankner Investments Ltd. (no U.S. I.D. number)

--------------------------------------------------------------------------------

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

3              SEC USE ONLY

--------------------------------------------------------------------------------

4              CITIZENSHIP OR PLACE OF ORGANIZATION
                   Israel

--------------------------------------------------------------------------------

      NUMBER OF           5     SOLE VOTING POWER
        SHARES                  -0-
     BENEFICIALLY
        OWNED BY          6     SHARED VOTING POWER
         EACH                   -0- (see Item 4)
      REPORTING
        PERSON            7     SOLE DISPOSITIVE POWER
         WITH                   -0-

                          8     SHARED DISPOSITIVE POWER
                                -0- (see Item 4)

--------------------------------------------------------------------------------

9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 - 0- (see Item 4)

--------------------------------------------------------------------------------

10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
               SHARES                               |_|

--------------------------------------------------------------------------------

11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  -0- (see Item 4)

--------------------------------------------------------------------------------

12             TYPE OF REPORTING PERSON
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       CUSIP No. 70211M109                         13G

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Abraham Dankner*

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                   (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY
        OWNED BY             6    SHARED VOTING POWER
          EACH                    -0- (see Item 4)
        REPORTING
         PERSON              7    SOLE DISPOSITIVE POWER
          WITH                    -0-

                             8    SHARED DISPOSITIVE POWER
                                  -0- (see Item 4)

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                                       IN
--------------------------------------------------------------------------------
* Abraham Dankner is deceased.

       CUSIP No. 70211M109                    13G

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |_|
                                                                 (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

      NUMBER OF           5     SOLE VOTING POWER
        SHARES                  -0-
     BENEFICIALLY
        OWNED BY          6     SHARED VOTING POWER
         EACH                   -0- (see Item 4)
      REPORTING
        PERSON            7     SOLE DISPOSITIVE POWER
         WITH                   -0-

                          8     SHARED DISPOSITIVE POWER
                                -0- (see Item 4)


--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shmuel Dankner
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                               (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli
--------------------------------------------------------------------------------


      NUMBER OF           5    SOLE VOTING POWER
        SHARES                 -0-
     BENEFICIALLY
       OWNED BY           6    SHARED VOTING POWER
         EACH                  -0- (see Item 4)
      REPORTING
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  -0-

                          8    SHARED DISPOSITIVE POWER
                               -0- (see Item 4)

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

      CUSIP No. 570211M109                   13G







1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Leah Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

      NUMBER OF           5     SOLE VOTING POWER
       SHARES                   -0-
    BENEFICIALLY
       OWNED BY           6     SHARED VOTING POWER
        EACH                    -0- (see Item 4)
      REPORTING
       PERSON             7     SOLE DISPOSITIVE POWER
        WITH                    -0-

                          8     SHARED DISPOSITIVE POWER
                                -0- (see Item 4)



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Orli Mor

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                   (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------


4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

       NUMBER OF            5    SOLE VOTING POWER
         SHARES                  -0-
      BENEFICIALLY
         OWNED BY           6    SHARED VOTING POWER
          EACH                   -0- (see Item 4)
       REPORTING
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                   -0-

                            8    SHARED DISPOSITIVE POWER
                                 -0- (see Item 4)

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rachel Elran
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |_|
                                                                 (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY
      OWNED BY           6    SHARED VOTING POWER
        EACH                  -0- (see Item 4)
      REPORTING
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0-

                         8    SHARED DISPOSITIVE POWER
                              -0- (see Item 4)

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                                       IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dani Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
       SHARES                 27,495
    BENEFICIALLY
       OWNED BY          6    SHARED VOTING POWER
        EACH                  -0- (see Item 4)
      REPORTING
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  27,495

                         8    SHARED DISPOSITIVE POWER
                              -0- (see Item 4)

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         27,495 (see Item 4)
--------------------------------------------------------------------------------


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.01% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G


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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dori Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
       SHARES                 - 0 -
    BENEFICIALLY
      OWNED BY           6    SHARED VOTING POWER
        EACH                  -0- (see Item 4)
      REPORTING
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0 -

                         8    SHARED DISPOSITIVE POWER
                              -0- (see Item 4)


--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0 - (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

       CUSIP No. 70211M109                   13G
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gadi Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                    (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
       SHARES                 - 0 -
    BENEFICIALLY
      OWNED BY           6    SHARED VOTING POWER
        EACH                  -0- (see Item 4)
      REPORTING
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  - 0 -

                         8    SHARED DISPOSITIVE POWER
                              -0- (see Item 4)

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0 - (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0% see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------







                                Explanatory Note

         The Dankner Family Members (as defined below), who were reported, as part of Amendment No. 3 to the Schedule 13G, filed with the SEC on February 17, 2004 ("Amendment No. 3"), as controlling Dankner Investments Ltd. ("Dankner Investments"), no longer own any shares of Dankner Investments. In addition, as of December 30, 2004, Dankner Investments, who was reported in Amendment No. 3 as the benenfical owner of 40.69% of the shares of Matav-Cable Systems Media Ltd. ("Matav-Cable Systems"), no longer owns any shares of Matav-Cable Systems. Hence, this Amendment No. 4 to Schedule 13G is filed by Dankner Investments and the Dankner Family Members, and is not filed by Matav-Cable Systems.

                                      * * *

                  This statement constitutes Amendment No. 4 to Schedule 13G (as amended through February 17, 2004, the "Schedule 13G") filed with the Securities and Exchange Commission by Dankner Investments Ltd. ("Dankner Investments") and the Dankner Family Members (as defined below) in connection with their respective ownership of the Ordinary Shares, par value NIS 0.01 per share (the "Ordinary Shares"), of Partner Communications Company Ltd. (the "Issuer" or the "Company") and amends and supplements the Schedule 13G as provided herein.

Item 2(a). Name of Person Filing:

Items 2(a) through (e) of the Schedule 13G are amended to read in their entirety as follows:

                  This Schedule is filed by Abraham Dankner, David Dankner, Shmuel Dankner, Leah Dankner, Orli Mor, Rachel Elran, Dani Dankner, Dori Dankner, and Gadi Dankner (collectively, the "Dankner Family Members") and Dankner Investments (together with the Dankner Family Members, the "Reporting Persons"). Any disclosures made herein with respect to persons other than the Reporting Persons are made upon information and belief.

                  Abraham Dankner is deceased.

Item 4.  Ownership

Item 4 of the Schedule 13G is amended to read in its entirety as follows:

         For Dankner Investments:

         (a) Amount beneficially owned: -0- Ordinary Shares (b) Percent of class: 0%

         For Abraham Dankner:

         (a) Amount beneficially owned: -0- Ordinary Shares
         (b) Percent of class: 0%

         For David Dankner:

         (a) Amount beneficially owned: -0- Ordinary Shares
         (b) Percent of class: 0%

         For Shmuel Dankner:

         (a) Amount beneficially owned: -0- Ordinary Shares
         (b) Percent of class: 0%

         For Leah Dankner:

         (a) Amount beneficially owned: -0- Ordinary Shares
         (b) Percent of class: 0%

         For Orli Mor and Rachel Elran:

         (a) Amount beneficially owned: -0- Ordinary Shares
         (b) Percent of  class: 0%

         For Dani Dankner:

         (a) Amount beneficially owned: 27,495 Ordinary Shares
         (b) Percent  of class: 0.015%
         (c) Dani Dankner has the sole power to vote or direct the vote, and the sole power to dispose or to direct the disposition of, 27,495 Ordinary Shares of the Company.

         For Dori Dankner:

         (a) Amount beneficially owned -0- Ordinary Shares
         (b) Percent of class:-0-%


         For Gadi Dankner:

         (a) Amount beneficially owned -0- Ordinary Shares
         (b) Percent of class:-0-%

Item 5.  Ownership of Five Percent or Less of a Class

         Item 5 of the Schedule 13G is amended to read in its entirety as follows:

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: |X|

         The Reporting Persons, namely, the Dankner Family Members and Dankner Investments, no longer beneficially own any Ordinary Shares, other than as described in Item 4. Accordingly, the Reporting Persons are filing this Schedule 13G whereas Matav-Cable Systems, a party to the Joint Filing Agreement and one of the reporting persons in Amendment No. 3, will continue to file separately, in its own capacity.

Item 9.  Notice of Dissolution of Group

         Item 9 of the Schedule 13G is amended to read in its entirety as follows:

         Item 5 is incorporated herein by reference.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                     Date: February 24, 2005



                                       DANKNER INVESTMENTS LTD.


                                       /s/ Hilel (Ilik) Rosansky
                                      ------------------------------------------

                                      Name: Hilel (Ilik) Rosansky
                                      Title: Chief Executive Officer

                                      /s/ Yossi Friedman
                                      -------------------------
                                      Name:    Yossi Friedman
                                      Title:   Chief Financial Officer


                                      /s/ David Dankner
                                      ------------------------
                                      Name:    DAVID DANKNER



  /s/ Shmuel Dankner                  /s/ Leah Dankner
  ---------------------               -------------------------

  SHMUEL DANKNER                      LEAH DANKNER


 /s/ Orli Mor                         /s/ Rachel Elran
 ----------------------               -------------------------

  ORLI MOR                           RACHEL ELRAN




  /s/ Dani Dankner                    /s/ Dori Dankner
 -----------------                    ----------------------

  DANI DANKNER                        DORI DANKNER


  /s/ Gadi Dankner
 --------------------

  GADI DANKNER